Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Numbers 33-57687, 333-63738 and 333-116367) pertaining to the Atmos Energy Corporation Retirement Savings Plan and Trust of our report dated June 16, 2005, with respect to the statement of net assets available for benefits of the Atmos Energy Corporation Retirement Savings Plan and Trust as of December 31, 2004 included in this Annual Report (Form 11-K) for the year ended December 31, 2005.
/s/ ERNST & YOUNG LLP
Dallas, Texas
June 23, 2006